Exhibit 10.2

February 28, 2022

Darin Billerbeck

9420 Hawkshead Road

Reno, Nevada 89521

Re: First Amendment to Offer Letter

Dear Darin:

Reference is made to the Offer Letter by and between you and Everspin Technologies, Inc. (the “Company”), dated December 30, 2020 (the “Offer Letter”). This letter (this “First Amendment”) amends the terms and conditions of the Offer Letter and shall become effective on March 14, 2022. Capitalized terms used in this Amendment but not defined herein have the meanings set forth in your Offer Letter.

As you know, effective March 14, 2022, Sanjeev Aggarwal will assume the role of President and Chief Executive Officer of the Company. In connection with Sanjeev’s appointment, you will resign your position as interim Chief Executive Officer and will continue as an “at will” employee of the Company, in the role of Executive Chairman, through December 31, 2022. As Executive Chairman you will report to the Board of Directors and will support strategic initiatives identified by the Board of Directors and/or the President and Chief Executive Officer.

In consideration for your services as Executive Chairman, and subject to approval by the Board of Directors and other necessary approvals, you will granted 62,000 restricted stock units (“RSUs”), with such RSUs vesting monthly through the end of 2022 so long as you remain Executive Chairman through each monthly vesting date. The RSUs will be governed by the terms and conditions of the Equity Incentive Plan and the award agreement that you will be required to sign to accept the RSUs.

Effective March 14, 2022, your Base Salary will be reduced to the annual rate of $35,568 (or such higher amount that equates to the applicable minimum wage). You will not be eligible to participate in the Company’s 2022 Executive Bonus Program. As previously approved by the Compensation Committee of the Board, your $6,000 monthly housing stipend will remain in place through November of 2022.

Except as amended by the terms of this Amendment, the Employment Agreement remains in full force and effect. All questions concerning the construction, validity and interpretation of this Amendment will be governed by the laws of the State of Arizona.

We are excited at the prospect of you moving into the Executive Chairman role. If you have any questions about this First Amendment, please let me know. If you are in agreement with the terms of this First Amendment, please sign below and return this First Amendment to me.

Everspin Technologies, Inc.

By:	/s/ Anuj Aggarwal

Accepted:

/s/ Darin Billerbeck
Darin Billerbeck